EXHIBIT 23(a)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-92283 and 333-60062 of Duke Capital LLC (formerly known as Duke Capital Corporation) on Form S-3 of our report dated March 16, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as of January 1, 2001, the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002, the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” as of January 1, 2003, the adoption of Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” as of July 1, 2003, the adoption of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” as of July 1, 2003, and the adoption of Emerging Issues Task Force No. 02-03, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities,” as of January 1, 2003) appearing in this Annual Report on Form 10-K of Duke Capital LLC for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Charlotte, North Carolina

March 16, 2004